UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the registrant 
Filed by a party other than the registrant 

Check the appropriate box:

	Preliminary proxy statement

	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

□	Definitive proxy statement.

√	Definitive additional materials.

	Soliciting material under Rule 14a-12.

Northern Lights Fund Trust II
(Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

	☑	No fee required.

		Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:
	Fee paid previously with materials.

	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

August 24, 2023

REMINDER – AL FRANK FUND SHAREHOLDER VOTE

Dear Valued Shareholder,

As a portfolio manager of The Al Frank Fund (the “Fund”) since its inception more than a quarter-century ago, I am writing to you personally as we need your help.

You were recently mailed proxy materials for the upcoming September 7th special meeting of shareholders of the Fund.  If you have not yet cast your important proxy vote, please help us by doing so today. We’ve enclosed another copy of your proxy card for your convenience.

Please note that nothing is changing in the day-to-day management of the Fund. I will continue to manage the Fund alongside my co-manager Jason Clark and we both remain invested right alongside our shareholders.

However, as described in detail in the proxy statement, shareholders of the Fund are being asked to vote on a new investment advisory agreement between the Northern Lights Fund Trust II (the “Trust”), on behalf of the Fund, and Kovitz Investment Group Partners, LLC (the “Adviser”), the Fund’s current and continuing investment adviser. Please refer to the combined Proxy Statement/Prospectus, which can be found at: https://vote.proxyonline.com/alfrank/docs/2023special.pdf

The Board of Trustees of the Fund believes that the proposal is in the best interests of shareholders and recommends that shareholders vote “FOR” the proposal.

If you have any proxy related questions, or would like to cast your vote by phone, please call 1-866-416-0565 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time. You can also vote online at using the website and control number on your proxy card, or through the automated touch-tone voting line also listed on your proxy card.

Please help us by casting your vote today.

Sincerely,

John Buckingham